UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 8, 2011

Federal Home Loan Bank of Des Moines
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51999	42-6000149
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Skywalk Level, 801 Walnut Street -- Suite 200, Des Moines, Iowa		50309
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:	515-281-1000

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 8, 2011, the Federal Home Loan Bank of Des Moines (the “Bank”) entered into employment agreements (the “Agreements”) with the following executive officers (“Executives”) of the Bank: Richard S. Swanson, President and Chief Executive Officer (“CEO”); Michael L. Wilson, Executive Vice President and Chief Business Officer (“CBO”); Steven T. Schuler, Executive Vice President and Chief Financial Officer (“CFO”); Edward J. McGreen, Executive Vice President and Chief Capital Markets Officer (“CCMO”); and Dusan Stojanovic, Executive Vice President and Chief Risk Officer. The Agreements are retroactively effective March 1, 2011, are for an indefinite term, and supersede and replace the agreements previously entered into between the Bank and the CEO, CBO, CFO and CCMO. Mr Stojanovic did not previously have an employment agreement with the Bank. Except as noted herein, the terms of the Agreements for the Executives are similar in all material respects.

The Agreements provide that the Bank shall initially pay each Executive an annualized base salary as set forth in the table below, unless lowered as part of a nondiscriminatory cost reduction plan applicable to the Bank's total compensation budget, and that each Executive's salary is subject to annual review.

Additionally, the Agreements provide that each Executive is entitled to participate in the Bank's Annual Incentive Plan (“AIP”) and Long-Term Incentive Plan (“LTIP”). Each Agreement provides that the incentive targets for the AIP and LTIP are to be established by the Bank's Board of Directors (“Board”), and that the targets for those plans shall not be set lower than the designated percentage of base salary set forth below except as a result of Board action affecting all Executives. The Agreements further provide that each Executive is entitled to participate in all retirement benefit programs offered by the Bank.

The following table provides salary and AIP and LTIP target incentives awards for each Executive as discussed above:

Title	Minimum Base Salary	Target Percentage for AIP	Target Percentage for LTIP
CEO	$625,000	35%	40%
CBO	$410,000	25%	35%
CFO	$325,000	25%	35%
CCMO	$312,600	25%	35%
CRO	$275,000	25%	35%

Each Agreement provides for termination upon the Executive's death, disability or retirement. The Agreements may also be terminated by the Bank for cause, by the Executive for good reason, by reason of merger or change of control, or by either party without cause upon sixty (60) days written notice to the other party. If the Executive's employment is terminated by the Bank without cause, by the Executive for good reason, or by reason of merger or change of control, the Executive shall be entitled to the sum of the following: (i) Base salary accrued through the termination date; (ii) any accrued but unpaid AIP award for the year prior to the year in which the termination date occurs; (iii) any accrued but unpaid LTIP award in an amount equal to that which the Executive would have received in the year in which the termination date occurs; (iv) for the CEO, severance payments equal to two times base salary as in effect on the termination date, and for the other Executives, severance payments equal to one times base salary as in effect on the termination date; (v) one times the targeted AIP award in effect for the calendar year in which the termination date occurs; (vi) an award as provided for under the AIP and LTIP for the year in which the termination date occurs, prorated for the portion of the calendar year in which the Executive was employed; (vii) to the extent not already paid to the Executive under (iii) above, an LTIP award for any Performance Period (as defined in the LTIP) that has not ended as of the termination date; and (viii) any benefits mandated under certain health care continuation rights, provided that the Bank will continue paying its portion of the medical and/or dental insurance premiums for the one-year period following the date of termination.

Each Agreement also specifies certain benefits an Executive would receive if an Executive's employment is terminated due to death, disability, retirement, or due to termination by the Bank for cause or by the Executive without cause. The foregoing description of the Agreements is qualified in its entirety by reference to the Agreements, copies of which are included herein as Exhibits 10.1, 10.2, 10.3, 10.4, and 10.5 to this current report and incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 1.01 of this report is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number 10.1    Employment Agreement of Richard S. Swanson
Exhibit Number 10.2    Employment Agreement of Michael L. Wilson
Exhibit Number 10.3    Employment Agreement of Steven T. Schuler
Exhibit Number 10.4    Employment Agreement of Edward J. McGreen
Exhibit Number 10.5    Employment Agreement of Dusan Stojanovic

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Des Moines

November 15, 2011	By:	/s/ Richard S. Swanson

Name: Richard S. Swanson
Title: President and Chief Executive Officer